UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

December 15, 2004

Date of report (Date of earliest event reported)

PepsiAmericas, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15019	13-6167838
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4000 Dain Rauscher Plaza

60 South Sixth Street

Minneapolis, Minnesota 55402

(Address of principal executive offices, including zip code)

(612) 661-3883

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 15, 2004, PepsiAmericas, Inc., Central Investment Corporation (“CIC”), shareholders of Central Investment Corporation, Central Investment LLC, and CIC Holding LLC entered into a stock purchase agreement.  Pursuant to the agreement, we agreed to acquire the capital stock of CIC, the seventh largest Pepsi bottler in the U.S., for a purchase price of $340 million plus an adjustment for excess working capital.  CIC has bottling operations in Southeast Florida and Central Ohio as well as full-line vending operations in both territories.

Upon closing of the transaction, CIC will become one of our wholly owned subsidiaries.  The proposed transaction is subject to expiration or termination of the Hart-Scott-Rodino antitrust review and customary closing conditions.  The transaction is expected to close by mid-January 2005.

CIC and PepsiCo, Inc. have entered into an agreement of settlement to resolve outstanding litigation between the parties.  Completion of our acquisition of CIC is subject to performance of CIC, its wholly owned subsidiary, Pepsi-Cola Bottling Company of Ft. Lauderdale-Palm Beach, Inc., John F. Koons III, Chairman of the Executive Committee of the Board of Directors of CIC, and PepsiCo of the agreement of settlement between such parties.

Our agreement to acquire CIC, which appears as Exhibit 10 to this report, is incorporated by reference in response to this Item 1.01.  On December 16, 2004, we issued a press release regarding our agreement to acquire CIC, which appears as Exhibit 99 to this report.  Such press release is incorporated by reference in response to this Item 1.01.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS

(c)                                  See “Exhibit Index.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PepsiAmericas, Inc.

Date: December 17, 2004	By:	/s/ G. Michael Durkin, Jr.
G. Michael Durkin, Jr.
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

10

Stock Purchase Agreement by and among PepsiAmericas, Inc., Central Investment Corporation, shareholders of Central Investment Corporation, Central Investment LLC, and CIC Holding LLC, dated as of December 15, 2004.

99	Press Release, “PepsiAmericas Agrees to Acquire Central Investment Corporation,” dated December 16, 2004.